                                                                   Exhibit 99(a)


                                                      FINAL
                                                      -----

                                                      For Immediate Release
                                                      ---------------------
Media Contact:     RuthWeber Kelley                   October 25, 1999
                   (612) 372-5628
Investor Contact:  Karin E. Glasgow
                   (612) 342-3979


                        RELIASTAR THIRD QUARTER EARNINGS
                        --------------------------------

                   AFFECTED BY CHARGE FOR REINSURANCE CLAIMS
                   -----------------------------------------


MINNEAPOLIS - ReliaStar Financial Corp. announced today that third quarter operating income per common share on a diluted basis was $.54 in the third quarter, down from $.73 per common share in the same period a year ago. Total operating income in the third quarter was $47.1 million, compared with $67.6 million in the third quarter of 1998.

     In the third quarter, net income per common share on a diluted basis totaled $.53, down from $.74 in the third quarter of 1998. Total net income in the third quarter was $46.1 million, compared with $68.6 million in the third quarter of 1998.

     ReliaStar said its third quarter operating and net earnings were reduced by a $21.3 million after-tax charge, which includes $5.1 million to strengthen reserves for international reinsurance business and $16.2 million to accrue for all incurred and prospective losses expected from medical reinsurance business written by two independent reinsurance managing underwriters with whom the company terminated its relationship in the third quarter. (See operations section below for more information on reinsurance operating loss.)

                                     -more-
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RELIASTAR ANNOUNCES THIRD QUARTER EARNINGS, pg 2 of 6

Year-to-Date Results

For the first nine months of 1999, operating income per common share on a diluted basis was $2.05, compared with $2.11 in the first nine months of 1998. Total operating income for the first nine months of 1999 was $181.7 million, compared with $196.2 million in the first nine months of 1998.

     Net income per common share on a diluted basis totaled $2.05 for the year-to-date period, compared with $2.18 in the first nine months of 1998. Total net income for the first nine months of 1999 was $182.2 million, compared with $202.6 million in the first nine months of 1998.

     "Our adverse reinsurance claims experience stands in stark contrast to the exceptional revenue and earnings growth that this unit has delivered over the years," said John Turner, ReliaStar chairman and CEO. "What's important is that we've taken appropriate actions to get the reinsurance claims issue under control and behind us. Excluding reinsurance, the rest of our business is performing very well, as evidenced by the 14.8 percent growth in earnings per share quarter over quarter. Clearly, the fundamentals of all our businesses remain extremely strong, which sets the stage for good, solid growth going forward."

                                    -  more-
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RELIASTAR ANNOUNCES THIRD QUARTER EARNINGS, pg 3 of 6

Revenue Measures

Total statutory premiums and deposits, and fee revenues in the third quarter of 1999 were $1.0 billion, an increase of 14 percent compared with the same period a year ago. For the 12 months ended Sept. 30, 1999, total statutory premiums and deposits, and fee revenues increased 12.7 percent from the 12 months ended Sept. 30, 1998.

Operations

Total insurance product sales for the third quarter were $453.3 million, an increase of 7 percent from $422.5 million in the same period last year. For the first nine months of 1999, total insurance product sales climbed to $1.5 billion, an increase of 16 percent from $1.3 billion during the first nine months of 1998.

     "While the spotlight has been on reinsurance, we can't lose sight of the fact that ReliaStar continues to have strong top-line momentum," said Bob Salipante, president and COO. "This sales success can be attributed to the strength of our multiple distribution channels and our tremendous cross-selling efforts. In the next couple weeks, ReliaStar will reach two important milestones that will further boost our sales success: the addition of Pilgrim Capital to the ReliaStar family and the launch of full-scale annuity operations at our new, state-of-the-art service center in Minot, N.D."

     Sales of individual market products, which comprise products sold through the company's Personal Financial Services and Tax-Sheltered/Fixed Annuity segments, totaled $265.5 million in the third quarter of 1999, up 3 percent from the same period last year. Sales of individual life insurance were up 11 percent for the quarter and 12 percent for the first nine months over the same periods last year.

                                     -more-

RELIASTAR ANNOUNCES THIRD QUARTER EARNINGS, pg 4 of 6

     Operating income in the Personal Financial Services segment was up 18 percent for the quarter and 16 percent for the first nine months over the same periods in 1998. In the Tax-Sheltered/Fixed Annuity segment, operating income decreased 7 percent for the quarter and increased 7 percent for the first nine months over the same periods in 1998.

     In the Worksite Financial Services (WFS) segment, which specializes in the sales of group life, 401(k) plans and voluntary life insurance products at the worksite, sales totaled $141.8 million for the quarter, an increase of 21 percent over the third quarter of 1998. During the first nine months of 1999, sales reached $492.2 million, an increase of 31 percent over the same period a year ago. WFS operating income in the third quarter was $16.6 million, an increase of 8 percent over the same period a year ago. For the year-to-date period, operating income in this segment was $46.5 million, up 8 percent over the first nine months of 1998.

     Northstar, ReliaStar's mutual fund operation, had third quarter sales of $343.5 million, up 75 percent from the same period last year. For the first nine months of 1999, mutual fund sales were $816.2 million, up 9 percent from the same period a year ago. Assets under management for this operation totaled $4.5 billion at September 30, 1999, compared with $3.4 billion at September 30, 1998.

                                    -  more-

RELIASTAR ANNOUNCES THIRD QUARTER EARNINGS, pg 5 of 6

Reinsurance Segment

     ReliaStar's reinsurance segment recorded an operating loss of $13.9 million in the third quarter of 1999, compared with operating income of $10.4 million in the third quarter of 1998. The loss in the quarter was primarily due to losses from medical reinsurance business written by two independent reinsurance managing underwriters with whom ReliaStar has terminated its relationships.

     In September, ReliaStar announced that claims losses in the medical reinsurance line of business had increased over expected levels in July and August, and that the company did not expect improvement in the final month of the quarter. Because of these increased claims, the company conducted an extensive review of its medical reinsurance business, aided by a national actuarial consulting firm. This review resulted in ReliaStar's decision to record an accrual in the third quarter.

     Concurrent with the review of the medical reinsurance business, ReliaStar initiated a broader review of its reinsurance businesses. During this review, the company discovered that there were deficiencies in claims reporting processes in the international line, and reserves were strengthened by $8.0 million, pretax ($5.1 million, after-tax) as a result. The deficiencies have been corrected and further reserve adjustments will not be required. The international business remains profitable and continues to be a targeted growth area.

     Reinsurance sales for the third quarter were $46.0 million, a decrease of 5 percent from the third quarter of 1998. For the first nine months of 1999, reinsurance sales totaled $204.8 million, an increase of 37 percent over the first nine months of 1998. For the year-to-date period, operating income was $5.6 million, compared with $31.4 million for the first nine months of 1998.

     As of September 30, 1999, ReliaStar had $24.1 billion in assets under management compared with $21.1 billion as of September 30, 1998. ReliaStar had
86.2 million common shares outstanding as of September 30, 1999.

                                    -more-

RELIASTAR ANNOUNCES THIRD QUARTER EARNINGS, pg 6 of 6

Other Developments

     Acquisition of Pilgrim Capital Corp. The Board of Directors of Pilgrim Capital Corp. (NYSE: PFX) announced today that Pilgrim will extend the opportunity for shareholders to vote on the proposed acquisition of Pilgrim by ReliaStar until Friday, Oct. 29. The voting period was previously scheduled to close Oct. 26. Working in consultation with ReliaStar management, the Pilgrim board decided to extend the voting period to provide Pilgrim shareholders with an opportunity to review ReliaStar's third quarter earnings. The transaction is expected to close directly following the close of the voting period.

     In July, ReliaStar announced a definitive agreement to acquire Pilgrim Capital Corp., a Phoenix-based mutual fund and asset management company with more than $7 billion in assets under management.

     Bond sale. On Oct. 5, 1999, ReliaStar sold $200 million of 8 percent senior notes due on Oct. 30, 2006. The proceeds from this sale will be used to fund the cash requirements for the acquisition of Pilgrim Capital Corp. and to reduce outstanding debt under existing bank lines.

     New consolidated service center to open. ReliaStar's new service center in Minot, N.D., will open its doors November 8. The company announced last December that it would consolidate its five individual life insurance and annuity service centers into one operation in a two-year, staged transition beginning this fall. Construction on the new 90,000-square-foot building in Minot was completed in August. The center is staffed with 250 employees, scheduled to grow to about 550 by the end of 2000 as the transition of business is completed.

     ReliaStar Financial Corp. is a Minneapolis-based holding company whose subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, life and health reinsurance, retirement plans, mutual funds, bank products and personal finance education. Based on revenues, ReliaStar Financial Corp. is the eighth largest publicly held life insurance holding company in the United States and as of Sept. 30, 1999, has $24.1 billion in assets under management and life insurance in force of $317.2 billion.

                                  ###

All statements contained in the report relative to markets for the Company's products and trends in the Company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "expect," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the Company's ability to sell its products, the market value of the Company's investments and the lapse rate and profitability of the Company's policies; the Company's ability to achieve anticipated levels of operating efficiencies; mortality and morbidity; changes in federal income tax laws that may affect the relative tax advantages of some of the Company's products; and regulatory changes or actions, including those relating to regulation of financial services affecting bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of insurance products.

                           ReliaStar Financial Corp.
                       Financial Highlights (Unaudited)
                     (In Millions, Except Per Share Data)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Three Months Ended          Nine Months Ended
                                                                                        September 30              September 30
                                                                               --------------------------  -------------------------
                                                                                   1999          1998          1999         1998
                                                                               ------------  ------------  ------------  -----------
Premium Revenues                                                               $     283.4   $     248.5    $    842.8   $    740.8
Total Revenues                                                                       743.8         708.9       2,212.8      2,120.3
Operating Income                                                               $      47.1   $      67.6    $    181.7   $    196.2
Net Realized Investment Gains (Losses) (After-Tax)                                    (1.0)          1.0           0.5          9.8
                                                                               ------------  ------------  ------------  -----------
Income from Continuing Operations                                                     46.1          68.6         182.2        206.0
Income (Loss) from Discontinued Operations                                               -             -             -         (3.4)
                                                                               ------------  ------------  ------------  -----------
 Net Income                                                                    $      46.1   $      68.6    $    182.2   $    202.6
                                                                               ============  ============  ============  ===========
Per Common Share:
 Basic:
 Operating Income                                                              $      0.55   $      0.74    $     2.07   $     2.15
 Net Realized Investment Gains (Losses) (After-Tax)                                  (0.01)         0.01          0.01         0.11
                                                                               ------------  ------------  ------------  -----------
 Income from Continuing Operations                                                    0.54          0.75          2.08         2.26
 Income (Loss) from Discontinued Operations                                              -             -             -        (0.04)
                                                                               ------------  ------------  ------------  -----------
  Net Income                                                                   $      0.54   $      0.75    $     2.08   $     2.22
                                                                               ============  ============  ============  ===========
 Diluted:
 Operating Income                                                                    $0.54         $0.73         $2.05        $2.11
 Net Realized Investment Gains (Losses) (After-Tax)                                  (0.01)         0.01             -         0.11
                                                                               ------------  ------------  ------------  -----------
 Income from Continuing Operations                                                    0.53          0.74          2.05         2.22
 Income (Loss) from Discontinued Operations                                              -             -             -        (0.04)
                                                                               ------------  ------------  ------------  -----------
   Net Income                                                                  $      0.53   $      0.74    $     2.05   $     2.18
                                                                               ============  ============  ============  ===========
Weighted Average Common Shares:
 Basic                                                                                86.1          91.5          87.6         91.2
 Diluted                                                                              87.3          93.1          88.8         92.9
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Revenue Measures
 Statutory Premiums and Deposits (Statutory Accounting Basis)
  Personal Financial Services Segment                                          $     265.7   $     241.4    $    765.5   $    736.5
  Worksite Financial Services Segment                                                333.1         277.1       1,070.5        816.6
  Tax-Sheltered and Fixed Annuities Segment                                          223.7         219.7         720.7        684.5
  Reinsurance Segment                                                                117.7          78.9         325.8        218.2
                                                                               ------------  ------------  ------------  -----------
   Total Statutory Premiums and Deposits                                             940.2         817.1       2,882.5      2,455.8
 Fee Revenues (GAAP Accounting Basis)                                                 60.6          60.6         179.1        182.6
                                                                               ------------  ------------  ------------  -----------
   Total Statutory Premiums and Deposits
    and Fee Revenues                                                           $   1,000.8   $     877.7    $  3,061.6   $  2,638.4
                                                                               ============  ============  ============  ===========
 Assets Under Management (End of Period)
  Invested Assets                                                                                           $ 14,550.5   $ 14,201.6
  Managed Assets                                                                                               9,527.2      6,928.3
                                                                                                           ------------  -----------
   Total Assets Under Management                                                                             $24,077.7    $21,129.9
                                                                                                           ============  ===========
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

Notes:

 Premium revenues are determined in accordance with generally accepted accounting principles and do not recognize premiums and deposits received on interest sensitive products.

 Invested assets exclude unrealized investment gains and losses recorded in accordance with SFAS No. 115. The amounts excluded at September 30, 1999 and 1998, were unrealized (losses) gains of ($64.7) million and $682.3 million, respectively.

 Certain prior period segment financial data has been restated to conform to current period presentation.